Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256166

PROXY STATEMENT/PROSPECTUS

Supplement No. 2 to the Proxy Statement/Prospectus Dated July 22, 2021

This supplement (this “Supplement”) supplements the proxy statement/prospectus dated July 22, 2021 (the “proxy statement/prospectus”) that was mailed by Net Element, Inc., a Delaware corporation (“Net Element”), to its stockholders on or about July 26, 2021 in connection with the special meeting of Net Element to approve the proposed merger (the “Merger”) under the terms of the Second Amended and Restated Agreement and Plan of Merger dated as of July 20, 2021, as amended, (the “Restated Merger Agreement”) by and among Net Element, Mullen Acquisition, Inc., a California corporation and wholly-owned subsidiary of Net Element (“Merger Sub”), Mullen Technologies, Inc., a California corporation (“Mullen Technologies”) and Mullen Automotive, Inc., a California corporation and a wholly-owned subsidiary of Mullen Technologies (“Mullen”). Pursuant to the Merger Agreement, Merger Sub will merger with and into Mullen, with Mullen continuing as a wholly-owned subsidiary of Net Element. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the proxy statement/prospectus.

THIS SUPPLEMENT DOES NOT AFFECT THE SPECIAL MEETING DATE, WHICH WILL BE HELD THURSDAY AUGUST 26, 2021 AT 11:00 AM EASTERN STANDARD TIME AT 3363 NE 163RD, SUITE 606, NORTH MIAMI BEACH, FLORIDA 33160 (SUBJECT TO ANY ADJOURNMENT, IF NECESSARY, AS SET FORTH IN PROPOSAL NO. 13 IN THE PROXY STATEMENT/PROSPECTUS).

You do not have to take any action if you have previously voted and do not wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described in the proxy statement/prospectus. If you have not already voted, we urge you to vote even if you do not plan on attending the special meeting. YOUR VOTE IS IMPORTANT. EVEN IF YOU HOLD YOUR SHARES IN “STREET NAME,” WE URGE YOU TO PROVIDE VOTING INSTRUCTIONS ON EACH OF THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS TO ENSURE YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

This Supplement is not complete without the proxy statement/prospectus. This Supplement should be read in conjunction with the proxy statement/prospectus and is qualified by reference thereto, except to the extent that the information in this Supplement updates or supersedes the information contained in the proxy statement/prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 22 OF THE PROXY STATEMENT/PROSPECTUS FOR A SUMMARY OF CERTAIN RISKS YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.

The date of this Supplement is August 25, 2021.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT/PROSPECTUS

This supplemental information should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the proxy statement/prospectus. Net Element hereby makes the following amended and supplemental disclosures, which Net Element believes do not impact or affect the Merger or other transactions described in the proxy statement/prospectus:

By way of clarification, the intent of the parties to the Merger Agreement is that Proposal No. 4 (the “Bylaws Stockholder Vote Proposal”) and Proposal No. 5 (the “Supermajority Stockholder Vote Proposal”) not be included in the Required Proposals and therefore the Merger is not conditioned upon approval of Proposals No. 4 and 5.

The Bylaws Stockholder Vote Proposal is an amendment to Article VII of the Charter to lower the required vote for stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard. The Supermajority Stockholder Vote Proposal is an amendment to Article XI of the Charter to lower the required vote for stockholders to amend or repeal Article XI or Article VII of the Charter to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

Consequently, the proxy statement/prospectus is amended to clarify the intent of the parties to the Merger Agreement in accordance with the above: where the proxy statement/prospectus mentions the Required Proposals, Proposal No. 4 and Proposal No. 5 are not included in the Required Proposals and neither the other proposals nor the Merger are conditioned upon the approval of Proposal No. 4 or Proposal No. 5.

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